EXHIBIT 10AL

                       EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (the "Agreement") is entered into effective as of October 23, 1998 (the "Effective Date"), and amended as of September 27, 2000, between Bob Ebbeling (the "Executive") resident at 135 Pimlico Pond Road, Mashpee, MA 02649 and Haemonetics Corporation (the "Company"), a Massachusetts corporation with its principal executive offices at 400 Wood Road, Braintree, Massachusetts 02184.

                     ARTICLE 1. EMPLOYMENT OF EXECUTIVE

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as Sr. Vice President, Manufacturing of the Company and to perform such specific duties as any reasonably be assigned to Executive from time to time by the Company's President for the period commencing on the Effective Date and continuing until terminated as herein provided. Executive hereby accepts such employment for the term hereof.

1.2 Full Time Commitment. During the period of Executive's employment with the Company, Executive will, unless prevented by ill health, devote his whole attention and business time to the performance of his duties hereunder for the business of the Company.


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                           ARTICLE 2. COMPENSATION

      For all services to be rendered by Executive to the Company pursuant to this Agreement, the company shall pay to Executive the compensation and provide for Executive the benefits set forth below:

2.1 Base Salary. The Company shall pay to Executive a base salary at the rate of $210,000 per annum until May 1, 1999 and at that time will be reviewed for a potential change. In addition, the Executive will have a bonus plan. For FY99, the 100% performance and payout is set at $90,000. This will also be reviewed annually to correspond with the date of the base salary review.

2.2 Fringe Benefits. During the term of Executive's employment hereunder the Company shall provide Executive with such benefits as are generally made available by the Company to its other full time executive employees, including reasonable travel expenses incurred while engaged in Company business.

2.3 Participation In Share Option Plan. Executive shall be entitled to participate in the Company's Non-Qualified Stock Option Plan (the "Plan") as approved from time to time by the Board of Directors.

2.4 Option Grant. Upon execution of this Agreement, Executive shall receive 10,000 non-qualified stock options for common stock of the Company at the price which is the N.Y.S.E. close price on October 23, 1998. All such options shall vest 25% per year over four years, with the first 25% to vest 12 months after the date of grant, and additional 25% vesting to occur on each of the next three 12 month anniversaries of the date of grant.


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                           ARTICLE 3. TERMINATION

3.1 Term. Unless earlier terminated as herein provided, Executive's employment shall commence on the effective date and continue for an initial period ending on January 30, 2001. Executive's employment with the Company shall automatically be renewed on a year-to-year basis unless either party notifies the other party otherwise at least ninety (90) days prior to termination of the initial term or of any renewal term.

3.2 Termination for Cause - by the Company. The Company may terminate Executive's employment for "Cause" upon the occurrence of any of the following events:

      (i) Executive shall have willfully failed or continued to fail substantially to perform his duties hereunder (other than any failure resulting from Executive's incapacity due to physical or mental illness) for 30 days after a written demand for performance is delivered to Executive on behalf of the Company which specifically identifies the manner in which it is alleged that Executive has not substantially performed his duties; provided that the Company's economic performance or failure to meet any specific projection shall not, in and of itself, constitute "Cause."

      (ii) Executive shall have engaged in (A) any misappropriation of funds, properties or assets of the Company, (B) any malicious damage or destruction of any property or assets of the Company, whether resulting from Executive's willful action or omissions or negligence, or (C) any falsification of any books, records, documents or systems of the Company.

      (iii) Executive shall (A) have been convicted of a crime involving moral turpitude or constituting a felony, or (B) commit or knowingly allow to be committed any illegal action on any premises of, or involving any property or assets of, the Company.


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3.3   Termination for Cause - by Executive. Executive may terminate his employment with the Company for "Cause" upon the occurrence of any of the following events:

      (i) the Company shall breach any of the material provisions of this Agreement and such breach shall remain uncured by or on behalf of the company within thirty (30) days following its receipt of notice from Executive which specifically identifies the manner in which it is alleged that Company committed such breach;

      (ii) the Company shall fail to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5.4;

      (iii) a materially adverse change in the responsibilities assigned to Executive by the Company or in the compensation and benefits paid by Company to the Executive shall have occurred such material adverse change shall remain uncured by or on behalf of the Company within thirty (30) days following its receipt of notice from Executive specifically identifying such material adverse change; or

      (iv) a materially adverse change in Executive's title shall have occurred. Executive's right to terminate his employment pursuant to this section shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Cause for termination by the Executive of the Company.

3.4 Change in Control. If, following a "Change in Control" (as defined below), Executive's full time position with the Company is eliminated or permanently transferred to a location other than its present location, and following such elimination or transfer, the Company does not offer to employ Executive in a comparable or better position in his current location, on a full-time basis, at a


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comparable or better rate of pay, then Executive shall be entitled to severance payments and benefits in accordance with Article 4 below, provided however that severance payments shall be made in lump sum, and in an amount which equals one and one-half (1.5) times then current Base Salary. For purposes of this Agreement, a "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is, in fact, required to comply therewith; provided that, without limitation, such a change in control for purposes of this Agreement shall be deemed to have occurred if:

      (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 51% or more of the combined voting power of the Company's then outstanding securities;

      (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than
      (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
      (B) a merger or consolidation effected to implement a recapitalization of the company (or similar


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      transaction) in which no "person" (as herein above defined) acquires
      50% or more of the combined voting power of the Company's then outstanding securities; or

      (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

3.5 Death. In the event of the death of Executive, Executive's employment by the Company shall automatically terminate as of the date of his death.

3.6 Disability. In the event of the Disability of the Executive, as defined herein, the Company may terminate Executive's employment hereunder upon written notice to Executive. The term "Disability" shall mean the inability of Executive to perform substantially his material duties hereunder due to physical or mental disablement which continues for a period of one hundred eighty (180) consecutive days, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated.

                 ARTICLE 4. SEVERANCE PAYMENTS AND BENEFITS

4.1 Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

      (i)   by the company without "Cause," or
      (ii)  under Section 3.3 or 3.4,


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then the Company shall pay Executive, as a severance payment, an amount equal to Executive's annual base salary as set forth in section 2.1 and such payment shall be made in twelve (12) equal monthly payments during the period commencing on the date such termination occurs (the "Termination Date") and ending one (1) year thereafter (the "Severance Period"),.

4.2 Benefits. If Section 4.1 is applicable, the Company shall also provide to Executive during the Severance Period, at the Company's expense, such benefits as are in effect and applicable to Executive as of the Termination Date, except to the extent expressly prohibited by the terms of such benefits.

4.3 Comparable Benefits: Continuation of Benefits . If by operation of law or under the terms of the relevant plan, program or policy, Executive is not eligible to receive any of the payments or benefits described in the foregoing Section 4.2 during the Severance Period, then the Company shall provide to Executive substantially equivalent benefits or, at Executive's election, the cash value of equivalent benefits.

           ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

5.1 For the purposes of this Article 5, the following shall have the designated meanings.

      5.1.1. Proprietary Information: Information of value to the Company and not generally available to the public of whatever kind of nature disclosed to the Executive or known by the Executive (whether or not invented, discovered or developed by the Executive) as a consequence of or through the Executive's employment with the Company. Proprietary Information shall include information relating to the design, manufacture, application, know-how, research and development relating to the Company's products, sources of supply and


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      material, operating and other cost data, lists of present, past, or prospective customers, customer proposals, price lists and data relating to pricing of the Company's products or services, and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company legended or otherwise identified by the company as Proprietary Information, whether learned by the Executive prior to or after the date hereof.

      5.1.2 Concepts and Ideas: Those concepts and ideas known to the Executive relating to the Company's present and prospective activities and products.

      5.1.3 Inventions: Discoveries and developments, whether or not patentable. Such terms shall not be limited to the meaning of "invention" under the United States Patent Laws.

5.2 All Inventions which are at any time "made" i.e., conceived or reduced to practice by the Executive, and all Concepts and Ideas held by Executive, acting alone or in conjunction with others, during or in connection with the Executive's employment (or, if based on or related to Proprietary Information, "made" by the Executive within twelve (12) months after the termination of such employment) and all Concepts and Ideas held by the Executive shall be the property of the Company, free of any reserved or other rights of any kind on the Executive's part in respect thereof.

5.3 The Executive will promptly make full disclosure to the Company in writing to the Manager of Engineering or the Manager of Research and Development of any such Inventions and Concepts and Ideas. Further, the Executive will, at the Company's costs and expense, promptly execute formal applications for patents and also do all other acts and things (including, among other, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of all right and title to


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such Inventions and Concepts and Ideas, without, during the term of this
Agreement, further compensation. The absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this Agreement.

5.4 Except as required by the Executive's duties hereunder, the Executive will not, directly or indirectly, use, publish, disseminate, or otherwise disclose any Proprietary Information, Concepts and Ideas or Inventions without the prior written consent of the Company.

5.5. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to pricing of the Company's products and services, records, notebooks and similar repositories of or containing Proprietary Information and Inventions, including all copies thereof, that come into the Executive's possession or control by reasons of the Executive's employment, whether prepared by the Executive or others, are the property of the Company, will not be used by the Executive in any way adverse to the Company, will not be removed from the Company's premises except as the Executive's normal duties require and, at the termination of the Executive's employment with the company, will be left with or forthwith returned by the Executive to the Company.

5.6 During the time the Executive is an employee of the Company and for a period of one (1) year thereafter, the Executive will not engage in any activity, on his own behalf or on behalf of any competitor of the Company, which is in the field of blood processing and involves activities similar to those performed at the Company, nor will the Executive endeavor to entice away from the Company any employee whether on the Executive's behalf or on the behalf of another while the Executive is an employee and for a period of one (1) year thereafter.


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                          ARTICLE 6. MISCELLANEOUS

6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

6.2 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. If Executive should die while any amount due to him at such time remains unpaid, such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

6.3 Assignment. Except as otherwise provided in Section 5.4, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

6.4 Obligation of the Company's Successors. Any successor to the business of the Company, whether directly or indirectly by merger, consolidation, recapitalization, combination, purchase of stock, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the Commonwealth of Massachusetts in accordance with the rules of the


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American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

6.6 Notices. All notices, requests, demand and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

      If to the Company, to:

            Haemonetics Corporation
            400 Wood Road
            Braintree, MA 02184

      If to Executive, to:    135 Pimlico Pond Road
                              Mashpee, MA 02649

or such other address as either party hereto shall have designated by notice in writing to the other party.

6.7 Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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6.8   Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.9 Severability. In case of any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law then in effect.

6.10 Withholding. Any payments provided for hereunder shall be paid after deducting any applicable withholding required under federal, state or local law.

6.11 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof. A certain Patent, Trade Secrets and Confidential Information Agreement between the Company and the Executive dated October 1, 1979 is hereby terminated and canceled in its entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

6.12 Confidentiality. This Agreement, including the terms thereof, shall not be disclosed by Executive other than to Executive's a) spouse, b) legal counsel or c) financial advisor, or d) if required by law or court order, but only if Company is first


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notified or Executive's reasonable belief that such disclosure is necessary and given an opportunity to secure a protective order prohibiting or limiting disclosure.

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.


/s/ Bob Ebbeling                       /s/ James Peterson
-----------------------------          ------------------------------


Date: October 23, 1998
      ----------------
      September 27, 2000
      ------------------


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